Exhibit 10.10

AMENDED AND RESTATED PROMISSORY NOTE

This is an amendment and restatement of the $800,000,000 promissory note issued on April 16, 2007 by VMware, Inc. to EMC Corporation (the “Original Promissory Note”). Certain prepayments were made on the Original Promissory Note prior to the date hereof, such that the outstanding principal amount of this amended and restated promissory note is $450,000,000 on the date hereof.

$450,000,000	June 10, 2011

FOR VALUE RECEIVED, VMware, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of EMC Corporation, a Massachusetts corporation (the “Payee”), its successors and assigns, on or before the Maturity Date (as hereinafter defined), the principal sum of Four Hundred and Fifty Million Dollars ($450,000,000), together with interest from the date hereof on the unpaid principal balance hereof from time to time outstanding, pursuant to the terms and conditions contained herein.

Interest shall accrue on the outstanding principal balance of this Amended and Restated Promissory Note (the “Amended and Restated Promissory Note”) during each fiscal quarter of the Payee (each, a “Fiscal Quarter”) at a variable rate per annum equal to the sum of the LIBOR Rate (as hereinafter defined), plus 0.55%. As used herein, “LIBOR Rate” means the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service for an interest period of 90 days, as of 11:00 a.m. (London time) two business days prior to the first day of each Fiscal Quarter; provided, however, that if no such British Bankers’ Association LIBOR rate is available, the applicable LIBOR Rate shall instead be the rate determined by the Maker to be the rate at which Citibank, N.A., or any other major bank having principal offices located in New York, New York, offers to place deposits in U.S. dollars with first class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Fiscal Quarter. The applicable LIBOR Rate as of the date of this amendment and restatement is 0.3045%, equal to the rate reported on March 30, 2011.

Interest shall be payable quarterly in arrears on the last business day of each Fiscal Quarter, except that the entire unpaid balance of accrued interest, if not sooner paid, shall be due and payable in full on or before the Maturity Date. Interest accrued under the Original Promissory Note but not paid as of the date hereof shall be due and payable together with interest hereunder on the last business day of the current Fiscal Quarter. Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments of interest and principal under this Amended and Restated Promissory Note shall be in lawful money of the United States of America.

The principal balance evidenced by this Amended and Restated Promissory Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on or before April 16, 2015 (the “Maturity Date”); provided, however, that the Maker shall have the right to prepay this Amended and Restated Promissory Note in full or in part at any time (the “Prepayment Right”). Any prepayment amount received by the Payee in connection with the Prepayment Right shall be applied first to accrued but unpaid interest thereon through the date of such prepayment, then to principal. Any such prepayment shall be due and payable without any premium or penalty of any kind.

In the event that the Maker fails to make any interest payment or any other payment as and when due and such payment remains unpaid for a period of more than sixty (60) days, the Payee may, at the Payee’s sole discretion, accelerate the maturity of all amounts due hereunder, all of which shall be immediately due and payable in full upon written demand from the Payee received by the Maker. Upon the Maker’s receipt of such written notice of acceleration from the Payee, all amounts due hereunder shall automatically and immediately be due and payable in full, without further presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Maker.

The Maker, for itself and its successors and assigns, hereby waives presentment, protest, notice of demand, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever, except for the written notice of acceleration provided for in the immediately preceding paragraph. Any failure by the Payee to exercise any right hereunder or otherwise available at law or in equity shall not be construed as a waiver of the right to exercise the same, or any other right or remedy, at any time.

The effect of this Amended and Restated Promissory Note is to amend and restate the Original Promissory Note. This Amended and Restated Promissory Note shall constitute a renewal, extension and modification of the terms of the Original Promissory Note and evidences the same indebtedness that existed under the Original Promissory Note. To the extent that any rights, benefits or provisions in favor of Payee existed in the Original Promissory Note as of the date hereof, then such rights, benefits or provisions are acknowledged to be and to continue to be effective from and after the date of the Original Promissory Note. The Maker and the Payee agree and acknowledge that any and all rights, remedies and payment provisions under the Original Promissory Note, as hereby amended and restated, shall continue and survive the execution and delivery of this Amended and Restated Promissory Note. The Maker and the Payee further agree and acknowledge that any and all amounts owing or otherwise due under or pursuant to the Original Promissory Note immediately prior to the effectiveness of this Amended and Restated Promissory Note shall be owing and otherwise due pursuant to this Amended and Restated Promissory Note. All references to the Original Promissory Note in any agreement, instrument or document executed or delivered in connection herewith or therewith shall be deemed to refer to this Amended and Restated Promissory Note, as the same may be amended, restated, supplemented or otherwise modified from time to time.

No waiver, amendment or other modification of this Amended and Restated Promissory Note shall be binding upon either the Maker or the Payee, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Amended and Restated Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Amended and Restated Promissory Note.

Payee may assign or transfer any or all of the obligations hereunder. This Amended and Restated Promissory Note shall be binding upon the Maker and its successors and assigns. This Amended and Restated Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Promissory Note as of the date first written above.

MAKER:

VMWARE, INC.

By:	/s/ Mark S. Peek

Printed Name:	Mark S. Peek

Title:	Co-President and CFO

PAYEE:

EMC CORPORATION

By:	/s/ Mark H. Glenn

Printed Name:	Mark H. Glenn

Title:	VP, Treasury